UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Smith, Dennis H.
   2140 Lake Park Blvd.
   Richardson,  Texas  75080-2254
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   12/12/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   President, Service Experts Inc
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security      2)Trans-  2A.        3.Trans- 4.Securities Acquired(A) 5)Amount of    6. Ownership    7)Nature of
                         action    Deemed     action   or Disposed of (D)       Securities     Form: Direct    Indirect
                         Date      Execution  Code               A              Beneficially   (D) or          Beneficial
                         (Month/   Date, if                     or              Owned at       Indirect        Ownership
                         Day/      any        Code V   Amount    D      Price   End of Month   (I)
                         Year)     (M/D/Y)
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
Common Stock, par value  12/12/02             A(1)     28,000    A              81,500         D
$0.01 per share


                                                            1



Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative    2)Conver   3)Trans-  3A       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                 sion       action    Deemed   action    Securities Acquired (A)           Expiration Date
                         or         Date      Execut-  Code      or Disposed of (D)
                         Exercise             ion
                         Price of   (Month/   Date,
                         Deri       Day/      if any
                         vative     Year)
                         Security             (M/D/Y)  Code  V   A              D                  Date Exercisable  Expiration Date

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
Non-Qualified Stock      $13.5750   12/12/02           A         46,310                            (2)               12/12/09
Option (right to buy)




Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative    3)Trans-   7)Title and Amount             8)Price     9)Number of      10)Ownership   11)Nature of
Security                 action     of Underlying                  of Deri-    Derivative       Form of        Indirect
                         Date       Securities                     vative      Securities       Derivative     Beneficial
                                    -----------------------------  Security    Beneficially     Security: or   Ownership
                                                       Amount or               Owned Following  Direct (D) or
                                                       Number of               End of Month     Indirect (I)
                                    Title              Shares
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock      12/12/02   Common Stock, par  46,310                  46,310          D
Option (right to buy)               value $0.01 per
                                    share

Explanation of Responses:


(1) Restricted Stock Award.
(2) The option becomes exercisqable in three equal annual installments, commencing one year after the date of grant.
- Attorney-in-fact pursuant to the power of attorney dated 10/25/01.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Dennis H. Smith
DATE 12/16/02